EXHIBIT 11.0

(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND

COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
	(Unaudited)		(Unaudited)
BASIC

Net income	$255,830	$270,031	$288,378	$323,766

Applicable Shares for Computation of Income per Share:

Weighted average common shares outstanding	414,592	439,315	420,624	439,107

Basic Income Per Common Share:

Net income per common share	$0.62	$0.61	$0.69	$0.74

EXHIBIT 11.0

(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND

COMMON EQUIVALENT SHARE

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
	(Unaudited)		(Unaudited)
DILUTED

Net income	$255,830	$270,031	$288,378	$323,766

Applicable Shares for Computation of Income per Share:

Weighted average common shares outstanding	414,592	439,315	420,624	439,107
Weighted average common equivalent shares arising from:
Dilutive stock options	3,370	4,689	3,807	5,425

Weighted average number of common and common equivalent shares	417,962	444,004	424,431	444,532

Diluted Income Per Common Share:

Net income per common share	$0.61	$0.61	$0.68	$0.73